Exhibit 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 000-50237 of VSB Bancorp, Inc. (the "Company") on Form S-8 of our report dated March 8, 2004, (February 22, 2005 as to Note 20) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 20), appearing in the Annual Report on Form 10-KSB/A of the Company for the year ended December 31, 2003 and to the reference to us as experts in auditing and accounting in this Registration Statement.


/s/ DELOITTE & TOUCHE LLP

New York, New York
March 3, 2005